Exhibit 99.1

FOR IMMEDIATE RELEASE

September 12, 2003

CONTACT:

Donald C. Weinberger
Victoria Trahan	Andria Pilo (Media)
Axonyx Inc., New York	Wolfe Axelrod Weinberger Assoc. LLC
(212) 645-7704; Fax: (212) 989-1745	(212) 370-4500; (212) 370-4505 (Fax)
www.axonyx.com	don@wolfeaxelrod.com

AXONYX ANNOUNCES $25 MILLION PRIVATE PLACEMENT
OF COMMON STOCK AND WARRANTS

NEW YORK, NY, September 12, 2003 – Axonyx Inc. (NASDAQ:AXYX) announced today that the Company has entered into definitive agreements with new and existing institutional investors relating to a private placement of $25 million of securities through the sale of 7,476,636 shares of common stock at $3.25 per share.  These agreements also involve the acquisition by the investor group of five-year warrants to purchase an additional 5,607,471 shares of the Company’s stock at an exercise price of $3.50 per share.  The Company will file a registration statement with the SEC for the resale of common stock within 30 days.

Rodman & Renshaw Inc. and Punk Ziegel & Co were placement agents for this transaction.  In addition, Punk Ziegel & Co. acted as financial advisor to Axonyx.

Axonyx plans to use the net proceeds of this financing transaction to support the Company’s strategic business objectives that include the continued clinical development of Phenserine, the Company’s lead product to treat Alzheimer’s disease (AD).

“This successful financing secures the ability of Axonyx to initiate a second phase III clinical trial with Phenserine,” stated Marvin S. Hausman, M.D., Chairman/CEO of Axonyx, Inc.  “A phase III clinical trial of Phenserine is already underway in Europe and we are pleased with the progress of the study to date.”

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer’s disease, human memory disorders and prion-based illnesses such as Mad Cow disease.

- More -

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Axonyx cannot assure that the Phase III clinical trials, or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II trial will remain the same in the  Phase III clinical trials, or future clinical trials, if any, that Phenserine will be able to slow the progression of Alzheimer’s disease,  that the efficacy results of the Phase III trial will prove pivotal,  that Axonyx will obtain the necessary financing to complete the Phase III Phenserine trials, that the Company’s development work on Phenserine will support an NDA filing, that the results of the Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any other potential memory enhancing compound toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###